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                                                        Exhibit 23.4


                        INDEPENDENT AUDITORS' CONSENT



The Partners
Television Food Network, G.P.


We consent to the incorporation by reference in the registration statement (No. 33-xxxx) on Form S-3 of The E.W. Scripps Company of our report dated February 28, 1997, with respect to the consolidated balance sheets of Television Food Network, G.P. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, partners' capital, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the Form 8-K of The E.W. Scripps Company dated September 4, 1997.


                                /s/ KPMG Peat Marwick LLP
                                KPMB Peat Marwick LLP


Providence, Rhode Island
September 25, 1997